Exhibit 99(b)







FOR IMMEDIATE RELEASE                   CONTACTS:

January 2, 1996                              Media:         James Mahoney
                                                            617-292-3553
                                             Investors:     Tom Rice
                                                            617-423-5198




                  FLEET FINANCIAL GROUP REACHES AGREEMENT
                     WITH KOHLBERG, KRAVIS AND ROBERTS
    KKR Converts Position into 19.9 million shares of Fleet Common Stock


     BOSTON, January 2, 1996 -- Fleet Financial Group (NYSE:FLT) announced today that the $84 billion diversified financial services organization reached a definitive agreement with Kohlberg, Kravis and Roberts (KKR) to exchange KKR's ownership interest represented by its holdings of Dual Convertible Preferred Stock (DCP) into direct ownership of Fleet common stock. Under the terms of the agreement, KKR exchanged its position into
19.9 million shares of Fleet Financial Group's common stock on December 31, 1995. After the agreement, KKR now holds a 7.5% ownership interest in Fleet Financial Group. KKR continues to hold the rights to purchase 6.5 million shares of Fleet common stock, such rights were issued during the 1991 agreement between the two companies.

     The Dual Convertible Preferred Stock was originally issued to KKR in 1991 to provide capital for Fleet's purchase of the Bank of New England. As a part of the 1991 agreement, KKR had the option of exchanging those securities into either Fleet common stock or a 50 percent interest in Fleet's Connecticut and Massachusetts banks.

     "KKR's investment in 1991 was a bellweather event in Fleet's history," noted Terrence Murray, president and CEO of Fleet Financial Group. "The purchase of the Bank of New England established Fleet as the largest bank holding company in New England and one of the country's top regional banks. It also created the base for Fleet's recent expansion through the 1995 acquisition of Shawmut National Corporation and our recent agreement to purchase NatWest Bank."

     "The agreement reached with KKR clarifies our ownership structure, allowing us to focus on the challenges of creating one of the country's premier financial services companies. Critical to this accomplishment is our intention to provide total financial solutions to the individuals and institutions we serve," added Murray.



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     According to KKR's Henry Kravis, "Over the past four years, we've enjoyed a strong relationship with Fleet and are gratified that our investment has worked so well for both parties. We also believe it is an appropriate time to reinforce Fleet's efforts to consolidate the Shawmut and NatWest acquisitions by completing this exchange and making our interests consistent with that of all Fleet's common shareholders."

     Fleet Financial Group (FFG) is a New England-based $84 billion diversified financial services company listed on the New York Stock Exchange. FFG's lines of business include commercial and consumer banking, mortgage banking, consumer finance, asset-based lending, equipment leasing, investment management services and student loan processing.